UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Act, as amended

Date of Report (Date of earliest event reported): October 17, 2014

ML CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	33-184636	33-1219511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

16810 East Avenue of the Fountains, Suite 120, Fountain Hills, Arizona 85268
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (480) 816-5308

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 250.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used herein, the terms, “we,” “us,” “our,” and the “Company” refers to ML Capital Group, Inc., a Nevada corporation, unless otherwise stated.

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements Change of Certain Officers

On October 17, 2014, the Company’s Board of Directors elected Marlene Konow as a Director of the Company. Prior to her election, Ms. Konow served as our Chief Operating Officer and continues to serve in that capacity.

Ms. Konow was not elected to any committee of the Board of Directors and the Board of Directors did not enter into any compensatory arrangement, plan of compensation or employment contract with Ms. Konow in connection with her election as a Director.

To the Company’s best knowledge, Ms. Konow is not a party to any arrangement or understanding with any third party in connection with her election as a Director of the Company or in connection with her position as the Company’s Chief Operating Officer.  The Company is not aware of any facts or circumstances that would reasonably suggest that any such arrangement or understanding is or has been undertaken or that any such arrangement or understanding has been proposed, offered, or extended to Ms. Konow by any person.

Ms. Konow, age 48, has over 18 years of experience coordinating office management and special projects. Ms. Konow has assisted the Company since March 2014 to the present and Ms. Konow has served as our Chief Operating Officer since June 2014. From October 1998 to November 2013, Ms. Konow served as Administration/Accounting at World Courier (Norway) AS of Jessheim, Norway.  From December 1997 to October 1998, Ms. Konow served as Executive Administrator for Coca-Cola Nordic & Northern Eurasia Division of Lysaker, Norway.  From February 1997 to August 1997, Ms. Konow served as Project Administrator, Nortel of Lysaker, Norway.  From January 1996 to December 1996, Ms. Konow served in Administration at Chase Manhattan Bank Norge, in Oslo, Norway. Ms. Konow holds a Bachelor of Science in Business Administration (1986) from Florida International University of Miami, Florida.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ML CAPITAL GROUP, INC.

Date: November 10, 2014	By	/s/ Lisa Nelson
Lisa Nelson
Chief Executive Officer